UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  November 12, 2007

Harsco Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	1-3970	23-1483991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, PA	17011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 717-763-7064

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The independent members of the Board of Directors (the “Independent Directors”) of Harsco Corporation (the “Company”), during a meeting held on November 12, 2007, reviewed the continuing progress of the management transition ongoing within the Company.  As a result of this review, the Independent Directors determined that it was appropriate to make a one-time discretionary payment to Derek Hathaway, the current Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”) of the Company, who will retire as the Company’s CEO on December 31, 2007 and will not run for re-election to the Company’s Board of Directors at the 2008 Annual Meeting of Stockholders.  The Independent Directors determined that this discretionary payment was appropriate for numerous reasons, including the outstanding success the Company has experienced under Mr. Hathaway’s leadership; Mr. Hathaway’s accomplishments during his tenure as Chairman and CEO of the Company; and the smooth and successful transition of leadership that is occurring.  During the past five years, Harsco’s market capitalization has tripled, increasing by over $3.5 billion.

The amount of the payment will be $2.5 million and will be paid in April 2008 upon completion of Mr. Hathaway’s service as Chairman.

Mr. Hathaway will receive no compensation for his role as a director and Chairman of the Board during 2008, and will not be eligible to participate in the Company’s compensation programs nor receive additional benefits under the Company’s benefits plans for his services in 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION (Registrant)

DATE November 16, 2007	/s/ Mark E. Kimmel Mark E. Kimmel
General Counsel and Corporate Secretary

2